Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE 45TH MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 3, 2014

I. DATE, TIME AND PLACE: April 3, 2014, at 1:00 p.m., the meeting taking place through conference call, in accordance with article 27, paragraph 2, of the Company’s By-Laws. II. CALL NOTICE: By individual messages sent to the Board Members. III. QUORUM AND ATTENDANCE: All Board Members were present and signed below. IV. CHAIR: Chairman: Mr. José Mauro M. Carneiro da Cunha; Secretary: Mr. José Augusto da Gama Figueira. V. Agenda: To discuss and deliberate on: (1) reratifying the Conditions of the Capital Increase, as approved by resolution at the Company’s Board of Directors’ meeting held on February 19, 2014 and ratified on April 1, 2014; (2) ratifying all the other resolutions made at the Company’s Board of Directors’ meetings held on February 19, 2014 and April 1, 2014, as well as other actions carried out by the Company’s management in order to complete the Offering. VI. RESOLUTIONS: Initially, the Company and Banco BTG Pactual S.A., the lead coordinator and representative of the syndicate of banks (“Lead Coordinator”), discussed (i) the results of recent interactions between the Company and the banks that comprise the syndicate formed for this Offering, (ii) the requirements of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (“CVM”), which requires registration in order to complete the Offering, and (iii) the timeline timetable imposed by CVM Instruction No. 400/03 to complete the Offering in the first four months of the year. After providing such information, a proposal was presented to amend the existing agreement with the banks and to modify the guarantee structure of the Offering, such that the Offering shall be subject to a firm settlement guarantee and without a firm placement guarantee. After having discussed the proposal and information provided by the Lead Coordinator, the Board Members deliberated, with respect to item (1) on the Agenda, approving, per the recommendation of the Lead Coordinator, the reratification of the conditions of the capital increase approved at the Board of Directors’ Meeting held on February 19, 2014 and ratified at the Board of Directors’ Meeting held on April 1, 2014, to document the fact that the Offering will be completed under a firm settlement guarantee and without a firm placement guarantee. With respect to item (2) on the Agenda, the Board Members considered ratifying all the other resolutions made at the Company’s Board of Directors’ Meetings held on February 19, 2014 and April 1, 2014 as well as all other actions carried out by the Company’s management in order to complete the Offering, authorizing the Company’s management to continue to take the necessary actions and decisions to proceed with the Offering and make relevant decisions, in conformity with the decisions of this Board of Directors and the recommendations of the Lead Coordinator. All matters on the agenda were approved by a majority of the Board Members, the dissenting vote of Antônio Cardoso dos Santos being recorded, the reasons for this dissenting vote being the same as were manifested at the Company’s Board of Directors’ Meeting held on December 18, 2013. VII CLOSING: The relevant materials necessary to deliberate on the matters above were previously forwarded to the Board Members and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by Board Members who were present and by the Secretary. /s/ José Mauro M. Carneiro da Cunha - Chairman; Renato Torres de Faria; Armando Galhardo N. Guerra Junior; Rafael Cardoso Cordeiro; Sergio Franklin Quintella; Alexandre Jereissati Legey; Fernando Magalhães Portella; Cristiano Yazbek Pereira; José Valdir Ribeiro dos Reis; Fernando Marques dos Santos; Emerson Tetsuo Miyazaki (alternate member), Marcelo Almeida de Souza (alternate member); Shakhaf Wine; Luis Miguel da Fonseca Pacheco de Melo; Pedro Jereissati; and Antônio Cardoso dos Santos.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, April 3, 2014.

José Augusto da Gama Figueira

Secretary

Oi S.A.

Minutes of the 45th Meeting of the Board of Directors

Held on April 3, 2014